Exhibit 99.1

For Immediate Release
MAGUIRE PROPERTIES ANNOUNCES DISPOSITION OF FIVE ORANGE COUNTY OFFICE BUILDINGS

LOS ANGELES--(BUSINESS WIRE)--April 16, 2007--Maguire Properties, Inc. (NYSE:MPG), a Southern California focused real estate investment trust, today announced that it has entered into an agreement to sell five office properties in Orange County to Bixby Land Company. The properties are all part of the portfolio being acquired by the Company from Blackstone/Equity Office Properties. The total sales price is approximately $345 million. The disposition is expected to close in the second quarter of 2007.

The five office properties being sold are:

-	Redstone Plaza, in Newport Beach, California;
-	1201 Dove Street, in Newport Beach, California;
-	Fairchild Corporate Center, in Irvine, California;
-	Inwood Park, in Irvine, California;
-	3.5 acre development site at Inwood Park; and,
-	Bixby Ranch, in Seal Beach, California.

This disposition is part of the Company's previously announced plan to sell certain existing office properties along with some of the properties in the Orange County portfolio being acquired from Blackstone/Equity Office Properties and to use the net proceeds from such sales to reduce the Company's debt.

Mr. Robert F. Maguire III, our Chairman and Chief Executive Officer, commented, "This is a very attractive transaction for both sides and marks another significant step towards completing our previously stated goal of disposing of certain properties and using a portion of the net proceeds to pay down the term loan. We remain on track in our plans to complete the acquisition of the EOP assets later this month. In addition, we continue to be committed to reducing our leverage by completing the sale of other select properties and by entering into joint ventures with institutional partners with respect to additional assets."

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit the Company's website at www.maguireproperties.com.

About Bixby Land Company

A private REIT, Bixby Land Company is an active real estate investment and development firm with a portfolio of more than 50 properties. The firm was founded in 1896 with land that would later become the City of Long Beach and several surrounding cities. Over the next 100-plus years it progressed from ranching to commercial real estate development, establishing Bixby Land Company's place as a pioneer in California's real estate development history. For additional information, visit www.bixbyland.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants' financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the potential failure to manage effectively the Company's growth and expansion into new markets, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our Company's potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company's dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see our annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
213-613-4558
or
Bixby Land Company
Rebecca Hall, APR
714-436-0855 or 949-466-4487